Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
nancys@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces Second Quarter 2007 Financial Results
Q2 Net Sales Total $72.1 Million, Representing 26.7% Growth Year Over Year
Earnings Per Diluted Share of $0.23 Increase 27.8% from Prior Year
Operating Income of $5.0 Million Grows 39.8% from Prior Year
Financial Guidance Raised for 2007
SEATTLE, August 6, 2007 — Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its second quarter ended July 1, 2007.
Blue Nile reported that its second quarter net sales increased 26.7% to $72.1 million. During the quarter, operating income rose 39.8% to $5.0 million. Net income in the second quarter totaled $3.8 million, or $0.23 per diluted share, compared to $3.1 million, or $0.18 per diluted share, in the prior year. Net income per diluted share increased 27.8% year over year.
Net cash provided by operating activities was $35.8 million for the trailing twelve month period ended July 1, 2007, compared to $31.7 million for the trailing twelve month period ended July 2, 2006. Non-GAAP free cash flow increased to $33.0 million for the trailing twelve month period ended July 1, 2007, compared to $29.8 million for the trailing twelve month period ended July 2, 2006.
“Blue Nile’s second quarter performance was excellent in all areas of the business,” said Mark Vadon, Chief Executive Officer. “We continued to show strong momentum in revenue growth and profitability, and our results reflect our focus on providing an exceptional experience for our customers.”

Other Financial Highlights
•	Cash and cash equivalents totaled $69.2 million at July 1, 2007.

•	Gross profit for the second quarter of 2007 increased 32.0% to $14.9 million, from $11.3 million in the second quarter of 2006. Gross profit as a percentage of net sales was 20.7% in the second quarter of 2007 compared to 19.9% in the second quarter of 2006.

•	As a percentage of net sales, selling, general and administrative expense was 13.7% in the second quarter, compared to 13.6% in the second quarter of 2006. Selling, general and administrative expense for the second quarter of 2007 was $9.9 million, compared to $7.7 million in the second quarter of 2006.

•	Selling, general and administrative expense includes stock-based compensation expense of $1.4 million in the second quarter of 2007, compared to $1.0 million in the second quarter of 2006. Net income per diluted share includes stock-based compensation expense of $0.05 in the second quarter of 2007, compared to $0.03 per diluted share in the second quarter of 2006.

•	International sales, representing the Company’s Canada and U.K. websites, totaled $3.0 million in the second quarter, an increase of 64.2% year over year.

•	The Company’s effective tax rate for the second quarter was 35.4%, compared to 31.7% in the second quarter of 2006. Blue Nile fully utilized its net operating loss carryforwards for federal income tax purposes in the fourth quarter of 2006.

•	Capital expenditures in the second quarter of 2007 totaled $1.9 million, compared to $0.6 million in the second quarter of 2006.

Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of August 6, 2007. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and the various factors detailed below.
Expectations for the third quarter 2007 (Quarter Ending September 30, 2007):
•	Third quarter net sales are expected to be between $66.0 million and $67.5 million.

•	Net income is expected to be between $0.13 and $0.15 per diluted share. The estimated net income per diluted share includes estimated stock-based compensation expense of $0.06 per diluted share.
Expectations for the full year 2007 (Year Ending December 30, 2007):
•	Net sales are expected to be between $312.0 million and $318.0 million.
•	Net income is expected to be in a range of $0.94 to $0.99 per diluted share. The estimated net income per diluted share includes estimated stock-based compensation expense of $0.24 per diluted share.
•	The effective tax rate for the remaining quarters of 2007 is expected to be approximately 35.2%.
•	Capital expenditures are expected to be approximately $5.0 million for the year. Capital expenditures for 2007 include investments related to the expansion of the Company’s U.S. fulfillment center and its new international facility in Ireland.
Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial performance, estimated stock-based compensation expense, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business. Words such as “expect,” “anticipate,” “believe,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, our limited operating history, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the quarter ended April 1, 2007 and our annual report on Form 10-K for the year ended December 31, 2006. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended July 1, 2007, which we expect to file with the Securities and Exchange Commission on or before August 10, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call
Blue Nile will host a conference call to discuss its second quarter 2007 financial results at 2:00 p.m. Pacific time today. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measures
To supplement Blue Nile’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), Blue Nile uses non-GAAP free cash flow as a measure of certain components of financial performance. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measure used by Blue Nile may not be the same non-GAAP financial measure, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measure and the reconciliation of the non-GAAP financial measure to its most directly comparable GAAP financial measure.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity. Blue Nile believes that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	July 1, 2007	July 2, 2006
Net cash provided by operating activities	$9,523	$7,409
Purchases of fixed assets, including internal-use software and website development	(1,873)	(574)

Non-GAAP free cash flow	$7,650	$6,835

	Twelve months	Twelve months
	ended	ended
	July 1, 2007	July 2, 2006
Net cash provided by operating activities	$35,841	$31,681
Purchases of fixed assets, including internal-use software and website development	(2,792)	(1,908)

Non-GAAP free cash flow	$33,049	$29,773

About Blue Nile, Inc.
Founded in 1999, Blue Nile is the leading online retailer of diamonds and fine jewelry. It has built a well respected brand by providing consumers with a better way to buy diamonds and fine jewelry. Blue Nile has established some of the highest quality standards in the industry and provides consumers with in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Blue Nile websites showcase thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com, www.bluenile.ca and www.bluenile.co.uk. Blue Nile’s shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	July 1,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$69,165	$78,540
Restricted cash	—	117
Marketable securities	—	19,767

Total cash and marketable securities	69,165	98,424
Trade accounts receivable	1,114	1,484
Other accounts receivable	464	156
Inventories	14,668	14,616
Deferred income taxes	712	598
Prepaid federal income taxes	1,596	—
Other prepaids and current assets	1,014	740

Total current assets	88,733	116,018
Property and equipment, net	4,730	3,391
Intangible assets, net	303	319
Deferred income taxes	2,733	2,285
Other assets	64	93

Total assets	$96,563	$122,106

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,501	$66,625
Accrued liabilities	4,182	7,315
Current portion of deferred rent	196	197

Total current liabilities	46,879	74,137
Deferred rent, less current portion	572	666
Commitments and contingencies
Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	124,022	115,751
Deferred compensation	(51)	(180)
Accumulated other comprehensive loss	(5)	(2)
Retained earnings	14,054	7,110
Treasury stock	(88,927)	(75,395)

Total stockholders’ equity	49,112	47,303

Total liabilities and stockholders’ equity	$96,563	$122,106

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Quarter ended		Year to date ended
	July 1,	July 2,	July 1,	July 2,
	2007	2006	2007	2006

Net sales	$72,093	$56,916	$140,003	$107,610
Cost of sales	57,150	45,593	111,811	85,945

Gross profit	14,943	11,323	28,192	21,665

Selling, general and administrative expenses	9,909	7,721	19,473	15,398

Operating income	5,034	3,602	8,719	6,267

Other income (expense), net:
Interest income	803	881	1,776	1,866
Other income	12	100	215	100

Total other income (expense), net	815	981	1,991	1,966

Income before income taxes	5,849	4,583	10,710	8,233
Income tax expense	2,068	1,451	3,766	2,746

Net income	$3,781	$3,132	$6,944	$5,487

Basic net income per share	$0.24	$0.19	$0.44	$0.32

Diluted net income per share	$0.23	$0.18	$0.42	$0.31

Shares used for computation (in thousands):
Basic	15,802	16,874	15,838	17,114
Diluted	16,617	17,562	16,598	17,898

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Quarter ended
	July 1,	July 2,
	2007	2006

Operating activities:
Net income	$6,944	$5,487
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	776	952
(Gain) loss on disposal of fixed assets	(6)	2
Stock-based compensation	2,723	1,859
Deferred income taxes	(563)	2,009
Tax benefit from exercise of stock options	2,974	592
Excess tax benefit from exercise of stock options	(320)	(34)
Changes in assets and liabilities:
Receivables, net	62	1,056
Inventories	(53)	553
Prepaid federal income taxes	(1,596)	—
Other prepaid expenses and assets	(246)	57
Accounts payable	(24,124)	(22,475)
Accrued liabilities	(3,134)	(1,919)
Deferred rent	(95)	(118)

Net cash used in operating activities	(16,658)	(11,979)

Investing activities:
Purchases of property and equipment	(2,066)	(1,182)
Proceeds from the sale of property and equipment	8	1
Purchases of marketable securities	(20,230)	(25,195)
Proceeds from the maturity of marketable securities	40,000	53,000
Transfers of restricted cash	120	—

Net cash provided by investing activities	17,832	26,624

Financing activities:
Repurchase of common stock	(13,532)	(46,370)
Proceeds from stock option exercises	2,668	1,087
Excess tax benefit from exercise of stock options	320	34

Net cash used in financing activities	(10,544)	(45,249)

Effect of exchange rate changes on cash and cash equivalents	(5)	—

Net decrease in cash and cash equivalents	(9,375)	(30,604)

Cash and cash equivalents, beginning of period	78,540	71,921

Cash and cash equivalents, end of period	$69,165	$41,317